Exhibit 99.1

Ronald Andrews Jr. and A. Scott Walton to Join Oxford Immunotec’s Board of Directors

OXFORD, United Kingdom and MARLBOROUGH, Mass., November 3, 2015 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (NASDAQ: OXFD), a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced that experienced diagnostics executives Ronald Andrews Jr. and A. Scott Walton will join the Company’s Board of Directors effective November 4, 2015. The addition of Mr. Andrews and Mr. Walton to Oxford Immunotec’s Board of Directors increases the total number of directors to eight.

"We are pleased to expand our Board of Directors through the addition of Ronnie and Scott," said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “Ronnie brings more than 30 years of clinical and molecular diagnostics industry experience, and Scott brings substantial experience building and growing lab services businesses. Their experience and insights will provide valuable guidance as we continue to grow our business and expand our product offerings.”

Mr. Andrews most recently served as President of the Genetic Sciences Division of Thermo Fisher Scientific, a position he assumed upon Thermo Fisher’s acquisition of Life Technologies Corporation, where he had been the President of the Medical Sciences Venture. Following the acquisition, Mr. Andrews led the integration of Life Technologies’ next generation sequencing technology into the Thermo Fisher product line. Prior to that, Mr. Andrews served as Chief Executive Officer of GE Molecular Diagnostics, a position he assumed upon GE’s acquisition of Clarient Inc., a NASDAQ-listed oncology-focused clinical laboratory service company, at which Mr. Andrews had been serving as Chief Executive Officer. He is currently a member of the Board of Governors of CancerLinQ LLC, a wholly-owned non-profit subsidiary of the American Society of Clinical Oncology and a member of the Board of the Mission Hospital Foundation. Mr. Andrews earned his Bachelor’s degree from Wofford College.

Mr. Walton is currently the Chief Executive Officer of Ameritox, a company that offers laboratory testing and practice management tools to help clinicians coordinate and optimize the care of chronic pain and behavioral health patients. Prior to Ameritox, he held senior leadership positions within LabCorp, most recently as Executive Vice President of the esoteric testing business and a member of LabCorp’s five-person Executive Committee. Before leading the esoteric businesses at LabCorp, Mr. Walton had numerous roles with the company including heading up strategic planning and mergers & acquisitions, and serving as the company’s Chief Information Officer. Mr. Walton earned his Bachelor’s degree from Yale University and a Master of Business Administration degree from the Harvard Business School.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, commercial-stage diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The T-SPOT.CMV test is the Company's second product and the first in a series of products intended for the transplantation market. Overall, the Company has seven active development programs, each of which leverages our T cell, B cell and innate immune measuring technology. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

CONTACTS:

For Media Inquiries:

Caroline Crawley

Oxford Immunotec

Tel: +44 1235 442796

ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

raltieri@oxfordimmunotec.com

Mark Klausner

Westwicke Partners

Tel: +1 (443) 213-0500

oxfordimmunotec@westwicke.com

SOURCE: Oxford Immunotec